SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 15, 2005

RONCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27471	84-1148206
(Commission File Number)	(IRS Employer Identification Number)

21344 Superior Street, Chatsworth, CA 91311
(Address of Principal Executive Offices)

Registrant’s telephone number (818) 775-4602

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Thomas J. Lykos, Jr. was appointed to our Board of Directors on December 15, 2005. Mr. Lykos will serve as one of our directors until the earlier of his resignation, removal, death or the next annual meeting of the shareholders and thereafter until his successor has been duly elected and qualified. As with all of our directors, Mr. Lykos will receive as compensation an annual retainer of $25,000 and $1,500 for each board meeting he attends and will be reimbursed for reasonable out-of-pocket expenses he incurs for attendance at our board meetings.

We will also indemnify Mr. Lykos against certain liabilities (including settlements) and expenses actually and reasonably incurred by him in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of our company) to which he is, or threatened to be, made a party by reason of his status as a director of our company, provided that Mr. Lykos acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful. With respect to any action brought by or in our right, Mr. Lykos will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in and not opposed to our best interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RONCO CORPORATION

Date: December 21, 2005	By:	/s/ Richard F. Allen, Sr.
Richard F. Allen, Sr.
President, Director and Chief Executive Officer